Exhibit 99.1

I  BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

Second Quarter Report

Quarter ended June 30, 2010

Crossroads in San Diego, California (left) and Santa Clara Tech Center in San Francisco, California (right)—are assets of Behringer Harvard Opportunity REIT I, Inc.

Second Quarter Overview

•      At the Crossroads office building in San Diego, T.Y. Lin International, a globally recognized full-service infrastructure consulting firm, executed a 10-year, full-floor lease for the relocation and expansion of its San Diego offices. Crossroads is now 81% leased.

•      The REIT has engaged a broker to market 12600 Whitewater in Minnetonka, Minnesota. Whitewater is stabilized and 100% leased.

•      The Grandmarc at the Corner student housing property at the University of Virginia is under a sales contract. The sale is expected to close in November 2010.

•      At the three-building Santa Clara Tech Center, after the end of the second quarter, the REIT entered into two 50/50 joint ventures with Digital Realty Trust that enabled the pay down and extension of the property’s original loans and will facilitate the redevelopment of the vacant third building into a turn-key multitenant data center. Redevelopment is expected to take place over a four-year period. The property is receiving considerable preliminary interest from prospective users.

•      On August 17, 2010, the REIT transferred ownership of Ferncroft Corporate Center in Middleton, Massachusetts to the lender under a deed-in-lieu of foreclosure. This loan is non-recourse to the REIT.

•      Kym Janney has joined the REIT as senior vice president — financial administration. She will lead the REIT’s financial administration team and contribute her expertise in a number of key areas, including capital markets, lender relationships, forecasting, and financial modeling.

Financial Highlights

Some numbers have been rounded for presentation purposes.

(in thousands, except	3 mos. ended	3 mos. ended	6 mos. ended	6 mos. ended
per share data)	Jun. 30, 2010	Jun. 30, 2009	Jun. 30, 2010	Jun. 30, 2009

Modified FFO	$(153)	$5	$5,194	$2,457
Modified FFO, per share	$—	$—	$0.09	$0.04
Distributions declared	$1,406	$—	$2,811	$4,070
Distributions per share	$0.025	$—	$0.050	$0.075

(in thousands)	As of Jun. 30, 2010		As of Dec. 31, 2009
Total assets	$737,545	(1)	$843,931
Total liabilities	$382,911	(1)	$469,510

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the REIT at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

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Reconciliation of MFFO to Net Income

(in thousands)	3 mos. ended Jun. 30, 2010	3 mos. ended Jun. 30, 2009	6 mos. ended Jun. 30, 2010	6 mos. ended Jun. 30, 2009
Net income (loss)	$(7,204)	$(11,850)	$(20,362)	$(19,503)
Net income from noncontrolling interest	$237	$2,756	$601	$5,077
Real estate depreciation and amortization	6,814	7,459	13,592	15,413
FFO(2)	(153)	(1,635)	(6,169)	987
Impairment charge and provisions for loan loss	—	2,186	11,366	2,186
Gain on non-hedging derivatives		(546)	(3)	(716)
MFFO(3)	$(153)	$5	$5,194	$2,457

(1)   As a result of adopting new accounting guidance, on January 1, 2010, we deconsolidated the assets and liabilities of Tanglewood at Voss and Alexan Black Mountain.

(2)   Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries.

(3)   In addition to FFO, we use modified funds from operations (MFFO), which excludes from FFO acquisition-related costs, impairment charges, and adjustments to fair value for derivatives not qualifying for hedge accounting to further evaluate our operating performance.

FFO and MFFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions; both should be reviewed in connection with other GAAP measurements. A reconciliation of MFFO and MFFO-per-share to net income can be found on page 37 of our second quarter Form 10-Q on file with the SEC.

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Date Published 09/10 • IN • 405868

© 2010 Behringer Harvard

Second Quarter Report

Behringer Harvard Opportunity REIT I, Inc.